Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 March 23, 2011

The following is the latest weekly report for the Exchange Traded Notes Linked to the Credit Suisse Merger Arbi-trage Liquid Index (Net) (the “CSMA ETNs”). Daily values (with one day lag) can be found on Bloomberg on CSMA US Equity <GO> or at www.credit-suisse.com/notes.

Performance Comparison*	WTD	MTD	ITD	ITD Vol.
CSMA ETN	-0.15%	0.10%	2.30%	3.06%
Credit Suisse Merger Arbitrage Liquid Index
(Net)	-0.05%	0.03%	2.58%	2.17%

*The Credit Suisse Merger Arbitrage Liquid Index (Net) (the “Index”) includes 0.50% p.a. of index calculation fees. Furthermore, an annual investor fee of 0.55% p.a. is associated with the CSMA ETNs which will reduce the amount of the return on the CSMA ETNs at maturity or upon repurchase by Credit Suisse.

	# Positions	Weight
US Long	29	83.9%

International Long	9	20.3%

US Short	13	-33.6%

International Short	1	-3.5%

Sectors		Longs	Shorts
Basic Materials		2.3%	-1.2%

Communications		15.4%	-7.5%

Consumer, Cyclical		7.2%	-0.9%

Consumer, Non-cyclical		23.6%	-1.1%

Diversified		0.0%	0.0%

Energy		9.1%	-4.2%

Financial		19.3%	-13.9%

Industrial		16.5%	0.0%

Technology		2.7%	0.0%

Utilities		8.1%	-8.3%

Top 5 Longs		Average Weight*
QWEST COMMUNICATIONS INTL		7.6%

PROGRESS ENERGY INC		4.2%

BUCYRUS INTERNATIONAL INC		4.2%

NSTAR		3.9%

EXCO RESOURCES INC		3.7%

*When a position is initiated in the Index, its weight is restricted to be no more than 7.5% of the index value. Due to fluctuations in the security levels of the positions in the Index, this weight can subsequently exceed 7.5%.

Top 5 Shorts	Average Weight
CENTURYLINK INC	-7.5%

DUKE ENERGY CORP	-4.4%

NORTHEAST UTILITIES	-3.9%

AMB PROPERTY CORP	-3.6%

BANK OF MONTREAL	-3.5%

WTD - week-to-date performance as of March 18, 2011
MTD - month-to-date performance as of March 18, 2011
ITD - inception-to-date performance as of March 18, 2011

Regards,

Investor Relations Team

Effeson Hailemichael
effeson.hailemichael@credit-suisse.com
+1 212 325 4285

Griffin Wetmore
griffin.wetmore@credit-suisse.com
+1 212 538 8495

Online: www.credit-suisse.com/notes

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this weekly report relates. Before you invest, you should read the prospectus in that registration statement and the applicable pricing supplement, prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may access the pricing supplement related to the offering referenced herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010310002895/dp19449_424b2-etn3.htm

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.